Joseph Fiore

670 White Plains Road, Suite #120
Scarsdale, New York 10583
(914) 725-2700 Phone ♦ (914) 725-8663 Fax

August 2, 2018

SPYR, Inc.
Attention: James R, Thompson, CEO & President
4643 S. Ulster Street, Suite 1510
Denver, CO 80237

Re: Resignation of Joseph Fiore as a Director of SPYR, Inc.

Dear Jim,

I have reviewed the Company's 8K concerning my resignation and have no comment.

Sincerely,

JOSEPH FIORE